                                                                    EXHIBIT 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement (No. 333-101899) on Form S-3 of Convergys Corporation of our report dated June 15, 2001 with respect to the consolidated profit and loss account, cash flow statement and statement of total recognized gains and losses of Geneva Technology Limited and subsidiaries for the year ended December 31, 2000 which report appears in the Form 10-K/A of Convergys Corporation dated May 13, 2003 (none of the aforementioned financial statements are separately presented therein) and to the reference to our firm under the heading "Experts" in the Registration Statement.





/s/ KPMG LLP

Cambridge, United Kingdom
June 5, 2003






                                       44